Exhibit 2.1

STOCK EXCHANGE AGREEMENT

This STOCK EXCHANGE AGREEMENT (“Agreement”) is made as of September 12, 2007, by Serefex Corporation, a Delaware corporation (“Buyer”), and each person identified on the signature page hereto (each, including successors and assigns, a “Seller” and collectively, “Sellers”).

RECITALS

Sellers and Buyer desire to exchange all of the issued and outstanding shares of capital stock of W.P. Hickman Systems, Inc, an Ohio corporation (the “Company”), owned by the Sellers listed in Appendix A , (the “Company’s Shares”), for shares of capital stock of Buyer (the “Buyer’s Shares”) on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

1.1           “Applicable Contract” – any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

1.2           “Balance Sheet” – as defined in Section 3.4.

1.3           “Balance Sheet Date” – the date of the Balance Sheet.

1.4           “Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any material inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

1.5           “Buyer” – as defined in the first paragraph of this Agreement.

1.6           “Buyer’s Shares” – as defined in the Recitals of this Agreement.

1.7           “Closing” – as defined in Section 2.2.

1.8           “Closing Date” – the date and time as of which the Closing actually takes place.

1.9           “Company” – as defined in the Recitals of this Agreement.

1.10           “Company’s Shares” – as defined in the Recitals of this Agreement.

1.11           “Confidentiality Agreement”– shall mean the Confidentiality Agreement entered into between the parties dated July 20, 2006.

1.12           “Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

1.13           “Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

1)	The exchange of the Company’s Shares for the Buyer’s Shares between Sellers and Buyer.

2)	The issuance of Buyer’s Shares to the Sellers.

3)	The execution and delivery of the Employment Agreements.

4)	The performance by Buyer and Sellers of their respective covenants and obligations under this Agreement.

1.14           “Contract” – any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

1.15           “Damages” – shall be deemed to include any and all claims, losses, liabilities, costs, expenses, judgments, assessments, penalties, damages, fines, deficiencies, fees and expenses of experts, and reasonable attorneys’ fees and expenses.  Damages shall be measured net of any insurance recovery or retroactive insurance adjustment in respect of such Damages.

1.16           “Disclosure Letter” – the disclosure letter delivered by Sellers to Buyer and Buyer to Sellers concurrently with the execution and delivery of this Agreement or shortly thereafter.

1.17           “Employment Agreements” – Employment Agreements executed by David N. D’Anza on behalf of the Sellers and Todd Bartlett, Shawn Williams and Brian Dunn on behalf of the Buyer at or before the time of closing.

1.18           “Encumbrance” – any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

1.19           “Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

1.20           “Environmental, Health and Safety Liabilities” – any Damages, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

1)	Any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

2)	Damages arising under Environmental Law or Occupational Safety and Health Law; and

3)
Financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

1.21           “Environmental Law” – any Legal Requirement that requires or relates to:

1)
Advising appropriate authorities, employees, and the public of intended or actual Releases of Hazardous Substances, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

2)	Preventing or reducing to acceptable levels the Release of Hazardous Substances into the Environment;

3)	Reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of Hazardous Substances that are generated;

4)	Assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

5)	Protecting the Environment;

6)	Reducing to acceptable levels the risks inherent in the transportation of Hazardous Substances;

7)	Cleaning up Hazardous Substances that have been Released, preventing the Threat of Release, or paying the costs of such clean up or prevention; or

8)
Making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed Representatives of the public interest to recover for injuries done to public assets.

1.22           “ERISA” – the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

1.23           “Facilities” – any real property, leaseholds, or other interests currently or formerly owned or operated by the Company or the Buyer and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company or the Buyer.

1.24           “GAAP” – generally accepted United States accounting principles, applied on a basis consistent with the basis on which the applicable financial statements were prepared.

1.25           “Governmental Authorization” – any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

1.26           “Governmental Body” – any:

1)	Nation, state, county, city, town, village, district, or other jurisdiction of any nature;

2)	Federal, state, local, municipal, foreign, or other government;

3)	Governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

4)	Body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

1.27           “Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Substances in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities, the Company or the Buyer.

1.28           “Hazardous Substances” – any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law.

1.29           “Intellectual Property” – as defined in Section 3.22.

1.30           “Interim Balance Sheet” – as defined in Section 3.4.

1.31           “Interim Balance Sheet Date” – as defined in Section 3.4

1.32            “Knowledge” and “Actual Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

1)	Such individual is actually aware of such fact or other matter (“Actual Knowledge”); or

2)
A prudent individual would investigate such fact or matter and would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who had at the relevant time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has Knowledge of that fact or other matter (as set forth in (1) and (2) above).

1.33           “Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty including, without limitation, those of the United States Securities and Exchange Commission.

1.34           “Material Adverse Effect” – a Material Adverse Effect on the condition (financial or otherwise), business, assets or results of operations of the Company or Buyer, as the case may be, and their respective Subsidiaries, as a whole, or on the ability of the Company or Buyer to consummate the transactions contemplated by this Agreement.

1.35           “Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

1.36           “Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

1.37           “Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

1)	Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

2)	Such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

3)
Such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other similarly situated Persons that are in the same line of business as such Person.

1.38           “Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

1.39           “Person” – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

1.40           “Plan” – as defined in Section 3.13.

1.41           “Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

1.42           “PCAOB” – Public Companies Accounting Oversight Board which is a private-sector, non-profit corporation, created by the Sarbanes-Oxley Act 2002, to oversee the auditors of public companies in order to protect the interests of investors and further the public interest in the preparation of informative, fair, and independent audit reports.

1.43           “Related Person” – with respect to a particular individual:

1)	Each other member of such individual’s Family;

2)	Any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

3)	Any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

4)	Any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)	any Person that holds a Material Interest in such specified Person;

(c)	each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)	any Person in which such specified Person holds a Material Interest;

(e)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)	any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, parents, children or siblings or those of the individual’s spouse and (iii) any other natural Person who resides with such individual, and (b)“Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person, and (c)“Control” (including with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.44           “Release” – any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

1.45           “Representative” – with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

1.46           “Securities Act” – the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

1.47           “Sellers” – as defined in the first paragraph of this Agreement.

1.48           “Subsidiary” – with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

1.49           “Tax” or “Taxes” – any and all taxes (whether federal, state, local or foreign) including without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, environmental, customs, vehicle or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any governmental authority or payable under any tax-sharing agreement or any other contract.

1.50           “Tax Return” – any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

1.51           “Threat of Release” – a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

1.52           “Threatened” – a claim, Proceeding, dispute or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

All capitalized terms used in this Agreement but not defined in this Article I shall have the meaning ascribed to them elsewhere in this Agreement.

ARTICLE II
EXCHANGE OF SHARES; CLOSING

2.1           Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Sellers will transfer the Company’s Shares to Buyer, and Buyer will issue Buyer’s Shares to Sellers in exchange for the Company’s Shares as set forth in Appendix A.

2.2           Closing.  The exchange of the Company’s Shares for the Buyer’s Shares  (the “Closing”) provided for in this Agreement will take place at the offices Williams Schifino Mangione & Steady, P.A. at One Tampa City Center, Suite 3200, Tampa, Florida  33602, at 10:00 a.m. (local time) on October 1, 2007 or at such other time and place as the parties may agree.  Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.3           Closing Obligations.  At the Closing:

1)	Sellers will deliver to Buyer (the “Sellers’ Closing Documents”):

(a)	certificates representing Company’s Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer in the amounts set forth in Appendix A ;

(b)	Employment Agreements executed by certain of the Sellers;

(c)
a certificate executed by Sellers representing and warranting to Buyer that Sellers’ representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date and that Seller has performed all of its covenants and obligations pursuant to this Agreement; and

(d)	any and all other documents, certificates, instruments and agreements required by this Agreement or reasonably requested by the Buyer in connection with the Contemplated Transactions.

2)	Buyer will deliver to Sellers (the “Buyers’ Closing Documents”):

(a)	certificates representing a total of its authorized but unissued Shares as indicated in Appendix A ;

(b)	Employment Agreements executed by certain officers of the Buyer;

(c)
a certificate executed by Buyer to the effect that Buyer’s representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date and that Buyer has performed all of its covenants and obligations pursuant to this Agreement; and

(d)	any and all other documents, certificates, instruments and agreements required by this Agreement or reasonably requested by the Sellers in connection with the Contemplated Transactions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as specifically disclosed by Sellers to Buyer in this Agreement, the Exhibits attached hereto, the Disclosure Letter set forth in Exhibit 3 hereto, and in any schedules or lists referenced herein, Sellers, jointly and severally, represent and warrant to Buyer that as of the date hereof:

3.1           Organization and Good Standing.  The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect.

1)
Schedule 3.1(1) of the Disclosure Letter contains a complete and accurate list of all of the Company's Subsidiaries, indicating the jurisdiction of incorporation of each Subsidiary and the Company's equity interest therein.

2)
The Company has delivered or made available to Buyer a true and correct copy of the Articles of Incorporation and Bylaws of the Company and similar governing instruments of each of its Subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments except for any violation(s) which are not likely to result in a Company Material Adverse Effect.

3)	Schedule 3.1(3) of the Disclosure Letter are copies of the Organizational Documents of the Company, as currently in effect.

3.2           Authority; No Conflict.

1)
This Agreement constitutes the legal, valid, and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.  Upon the execution and delivery by the Seller of the Employment Agreement, the Sellers’ Closing Documents will constitute the legal, valid, and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms.  Each Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers’ Closing Documents and to perform his or her obligations under this Agreement and the Sellers’ Closing Documents.

2)
Except as set forth in Schedule 3.2(2) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(a)
contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of the Company, or (ii) any resolution adopted by the board of directors or the stockholders of the Company;

(b)
contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to prohibit any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject;

(c)
contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(d)
contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(e)	result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in Schedule 3.2 of the Disclosure Letter, no Seller or the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3           Capitalization and Ownership of the Shares.

1)
The authorized equity securities of the Company consists of Shares of common stock, with a par value per share, of which 1,097,161 Shares are issued and outstanding. Sellers own in the aggregate, 742,344 of the Company’s outstanding shares of common stock, which constitutes the Company’s Shares, as listed in Appendix A. In addition, there are outstanding options to purchase an additional 180,712 shares.  Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Company’s Shares, free and clear of all Encumbrances, except Encumbrances listed on Schedule 3.3.  Schedule 3.3 of the Disclosure Letter contains the complete name, address, social security number, number of Company’s Shares owned and percentage of Company’s Shares owned by each Seller.  The Company’s Shares have been duly authorized and validly issued and are fully paid and non-assessable.  There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company, except as set forth on Schedule 3.3 of the Disclosure Letter.  None of the outstanding Company’s Shares was issued in violation of the Securities Act or any other Legal Requirement.  The Company does not own, and has no Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

2)	The Sellers have and on the Closing Date will have full power and authority to enter into this Agreement and to make the representations, warranties, covenants and agreements made in this Agreement.

3.4           Financial Statements.  Sellers have or will shortly hereafter, deliver to Buyer: (a) consolidated balance sheets of the Company as at May 31 in each of the years 2005 through 2006 and the related statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, including in each case the notes thereto, together with the report thereon of Hausser & Taylor, independent certified public accountants, PCAOB qualified (the balance sheet as at May 31, 2006 and 2005,  the “Balance Sheet”) and (b) an unaudited balance sheet (the “Interim Balance Sheet”) of the Company at February 28, 2007 (the “Interim Balance Sheet Date”) and the related unaudited statements of income, changes in stockholders’ equity and cash flow for the nine (9) months then ended.  Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, except for the deviations from GAAP set forth in Schedule 3.4 of the Disclosure Letter, subject, in the case of the interim financial statements, to normal recurring year-end adjustments (the effect of which will not in the aggregate, be materially adverse) and the absence of notes (that if presented, would not differ materially from those included in the Balance Sheet; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

3.5           Books and Records.  The books of account, minute books, stock record books, and other records of the Company, all of which have been or will be made available to Buyer, are complete and correct.

3.6           Title to Properties; Encumbrances.  The Company owns all the properties and assets (whether tangible or intangible) that it purports to own located in the Facilities owned or operated by the Company or reflected as owned by it in the books and records of the Company, including all of the properties and assets reflected in the Interim Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business).

3.7           Condition and Sufficiency of Assets.  Except as set forth on Schedule 3.7 of the Disclosure Letter, the buildings, plants, structures, and equipment of the Company are in commercially reasonable operating condition and repair (normal wear and tear excepted), and are adequate for the uses to which they are being put.

3.8           Accounts Receivable.  All accounts receivable of the Company that are reflected on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice) and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet of the Accounts Receivable reflected therein.  Subject to such reserves, each of the Accounts Receivable either have been or will be collected in full without set-off. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

3.9           Inventory.  All inventory of the Company, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be.  All inventories not written off have been priced at the lower of cost or market.  The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

3.10           No Undisclosed Liabilities.  To the best of Sellers’ Knowledge, the Company has no liabilities or obligations except for liabilities or obligations reflected or reserved against in the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

3.11           Taxes.  Each of the Company and its Subsidiaries (i) has accurately and timely prepared and filed all foreign, federal, state and local income and all other Tax Returns required by any jurisdiction to which it is subject, (ii) has paid all Taxes that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of the Company and (iii) has set aside on its books provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Tax Returns, reports or declarations apply, except, in the case of clauses (i) and (ii) above, where the failure to so pay or file any such Tax would not result in a Material Adverse Effect.   There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

3.12           No Material Adverse Change.  Since the date of the Interim Balance Sheet, there has not been any Company Material Adverse Change and no event has occurred or circumstance exists of which the Sellers have Knowledge that may result in such a Company Material Adverse Change.

3.13           Employee Benefit Plans.  The Company has an Employee Stock Ownership plan which owns 269,486 shares of the Company’s outstanding shares of common stock and a Qualified Contribution 401(k) Retirement Plan funded totally by employees (“Plans”).  Copies of such Plans are listed in Schedule 3.13 to the Disclosure Letter.  Except for such Plans, the Company does not maintain or participate in any arrangement or policies, deferred compensation arrangements, share purchase, share option or other, employee benefit plan except as described on Schedule 3.13 of the Disclosure Letter.

3.14           Compliance With Legal Requirements; Governmental Authorizations.

1)
Schedule 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company.  Each Governmental Authorization listed or required to be listed in Schedule 3.14 of the Disclosure Letter is valid and in full force and effect.  Except as set forth in Schedule 3.14 of the Disclosure Letter;

2)
To the Knowledge of the Sellers, the Company is, and at all times since the Balance Sheet Date has been, in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.14 of the Disclosure Letter, except where noncompliance is not likely to result in a Company Material Adverse Effect;

3)
To the Knowledge of the Sellers no event has occurred or circumstance exists that (with or without notice or lapse of time) is likely to constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement;

4)
The Company has not received, at any time since the Balance Sheet Date, any written notice from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; and

5)
All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies except where the failure to do so is not likely to result in a Company Material Adverse Effect.

3.15           Legal Proceedings; Orders.  Except as set forth in Schedule 3.15 of the Disclosure Letter, there is no Proceeding pending, or to the Knowledge of the Sellers, threatened against or relating to the Company or its assets before any court, Governmental Authority, mediator or arbitrator, nor, to the Knowledge of the Sellers, are there any facts or circumstances creating a legitimate factual basis for the institution of any such Proceeding.  All the Proceedings, if any, described on Schedule 3.15 are being diligently prosecuted and, except as set forth in Schedule 3.15, are adequately covered by insurance or adequate reserves have been set aside therefor on the Financial Statements.

3.16           Absence of Certain Changes and Events.  Except as set forth in Schedule 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any;

1)
Change in the authorized or issued capital stock of the Company; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

2)	Amendment to the Organizational Documents of the Company;

3)
Payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

4)
Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

5)
Damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

6)	Entry into, termination of, or receipt of written notice of termination of any Contract or transaction involving a total remaining commitment by or to the Company of at least $10,000;

7)
Sale (other than sales of inventory, product and services in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property;

8)	Cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

9)	Material change in the accounting methods used by the Company; or

10)	Agreement, whether oral or written, by the Company to do any of the foregoing.

3.17           Contracts; No Defaults.

1)	Schedule 3.17 of the Disclosure Letter contains a complete and accurate list of:

(a)	each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $10,000;

(b)	each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $10,000;

(c)	each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures by or receipts of the Company in excess of $10,000;

(d)
each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

(e)
each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(f)	each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(g)	each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(h)
each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for late or delayed performance penalties, charges or, under any circumstances, consequential damages;

(i)	each Applicable Contract for capital expenditures in excess of $10,000; and

(j)	each written warranty, guaranty, and/or other similar undertaking and disclaimer with respect to contractual performance extended by the Company.

2)
Except as set forth in Schedule 3.17(2) of the Disclosure Letter, each Contract identified or required to be identified in Schedule 3.17(1) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

3)	Except as set forth in Schedule 3.17(3) of the Disclosure Letter:

(a)
to the Knowledge of the Sellers, the Company is, and at all times since the Balance Sheet Date has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound, except where the failure to be in compliance is not likely to result in a Company Material Adverse Effect;

(b)
to the Knowledge of the Sellers, the Company has not given to or received from any other Person, at any time since the Balance Sheet Date, any written notice regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

3.18           Insurance.  The Company has in full force and effect, with responsible insurance companies, policies of insurance with respect to its employees, assets and business insuring the Company against such casualties and contingencies and of such types and amounts as are reasonably adequate, as of the Closing Date, for the size and scope of the business conducted and properties held by the Company, and the Company maintains such other insurance as may be required by law and by all contracts to which it is a party.  Schedule 3.18 of the Disclosure Letter sets forth a description of all policies of insurance that the Company has and maintains in full force and effect, the annual premiums therefor, the limits of liability, whether such policies are on an occurrence or “claims made” basis and all performance bonds and letters of credit securing such obligations.  If the Company has any self-insurance arrangement by or affecting the Company, such arrangement is also described on Schedule 3.18, including any reserves established thereunder.  All premiums due on such policies have been paid and, to the Knowledge of the Sellers, the aggregate amount of all claims under such policies do not exceed policy limits.  Neither the Company nor the Sellers have received any notification from any insurance carrier denying or disputing any claim made by or on behalf of the Company, denying or disputing any coverage for any claim, denying or disputing the amount of any claim, or regarding the possible cancellation of any policies.  Except as set forth in Section 3.18, neither Company nor Sellers have received (i) notice that any of such policies will not be renewed by the respective insurance carriers with substantially the same coverage, (ii) any notice of cancellation of any policy, (iii) any other indication that such policies are not longer in full force and effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder, or (vi) any refusal of coverage or any notice that a defense will be afforded with reservation of rights.  The Company has given notice to the insurers of all material claims that may be insured thereunder.

3.19           Environmental Matters.  Except as set forth in Schedule 3.19 of the Disclosure Letter:

1)
To the Knowledge of the Sellers, the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law, except where the violation of or liability under any Environmental Law or the failure to be in compliance with any Environmental Law is not likely to result in a Company Material Adverse Effect.  To Sellers’ Knowledge, the Company has not received, any actual or Threatened Order or written notice from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Substances were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct the Company is or may be held responsible, or from which Hazardous Substances have been transported, treated, stored, handled, transferred, disposed, recycled, or received by or for the Company.

2)
There are no pending or, to the Knowledge of the Sellers, no Threatened claims, Encumbrances against the Company resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

3)
No Seller has Knowledge or any basis to expect, nor has any Seller received, any written citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Substances, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company had an interest, or with respect to any property or facility to which Hazardous Substances generated, manufactured, refined, transferred, imported, used, or processed by Sellers or the Company, have been transported, treated, stored, handled, transferred, disposed, recycled, or received by or for the Company.

4)
There are no Hazardous Substances present on or in the Environment at the Facilities including any Hazardous Substances contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or incorporated into any structure therein or thereon.  To Sellers’ Knowledge, no Seller, or the Company, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest except in material compliance with applicable Environmental Laws.

5)
There has been no Release or, to Sellers’ Knowledge Threat of Release, of any Hazardous Substances at or from the Facilities or at any other locations where any Hazardous Substances were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

6)
Attached to Schedule 3.19 of the Disclosure Letter are complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Substances or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers or the Company, with Environmental Laws.

3.20           Employees.  The Company has or shortly hereafter will provide Buyer with access to all personnel records of the Company.

3.21           Labor Relations; Compliance.  Since the Balance Sheet Date, the Company has not been and is not a party to any collective bargaining or other labor Contract.  Since the Balance Sheet Date, there has not been, there is not presently pending or existing, and to the Knowledge of the Sellers there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Company, or (c) any application for certification of a collective bargaining agent.

3.22           Intellectual Property.  Schedule 3.22 of the Disclosure Letter sets forth a complete and accurate list of (a) all patents, patent applications, copyrights, trademarks, trademark registrations, trademark registration applications, (hereinafter collectively called “Intellectual Property”), which the Company owns or uses (whether or not under license from third parties) together with identification of all parties thereto under which the Company either obtains or grants the right to use any of said Intellectual Property; (b) all agreements and identification of all parties thereto under which the Company either obtains or grants the right to use any of said Intellectual Property; and (c) all validity, infringement or other opinions of counsel which relate to the validity, infringement and/or enforceability of any patent owned or controlled by a party other than the Company, which relates to any aspect of the business of the Company.  Except as described in Schedule 3.22 of the Disclosure Letter, the Company is the sole and exclusive owner of, and has the sole and exclusive right to use, all of said Intellectual Property without any obligation, consent or assignment of any kind from any third party.  To Sellers’ Knowledge, the Company’s rights in the Intellectual Property are not being infringed by others, nor does the conduct by the Company, infringe upon the Intellectual Property rights of others, and the Company has not received any written claims or notices alleging such infringement.

3.23           Customers.  No customer of the Company accounted for more than 50 percent (50%) of the Company’s gross revenues during the year ended May 31, 2007. The Sellers have not received notice that any material relationship of the Company with customers will not continue to be available to the Company or that any material relationship of the Company with customers will be changed in an adverse manner as a result of the transactions contemplated by this Agreement.

3.24           Certain Payments.  Since the Balance Sheet Date, the Company and no director, officer, agent, or employee of the Company, or to Sellers’ Knowledge, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.25           Brokers or Finders.  Sellers, at their own expense, have retained a business consultant to advise them in this transaction. A copy of this agreement is attached as an exhibit hereto.

3.26           Investment Intent.

1)
Sellers are acquiring the Buyer’s Shares for their own account with the present intention of holding such securities for purposes of investment, and have no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.  Sellers understand that the Buyer’s Shares are “restricted securities” as defined in Rule 144 under the Securities Act, and have not been registered pursuant to the provisions of the Securities Act, inasmuch as the proposed purchase of the Shares is taking place in a transaction not to involving any public offering.

2)	Sellers are knowledgeable, experienced and sophisticated in financial and business matters and are able to evaluate the risks and benefits of the investment in the Buyer’s Shares.

3)
Sellers are able to bear the economic risk of the investment in the Buyers Shares for an indefinite period of time because the Buyer’s Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4)
Sellers have been furnished or otherwise had full access to such other information concerning Buyer as requested and that was necessary to enable them to evaluate the merits and risks of an investment in Buyer, and after a review of this information, has had an opportunity to ask questions and receive answers concerning the financial condition and business of Buyer and the terms and conditions of the securities purchased hereunder, and has had access to and has obtained such additional information concerning Buyer and the securities as they deemed necessary.

3.27           Disclosure.  This Agreement, the Disclosure Letter, and the other documents, certificates, schedules, and statements attached thereto when read together as a single disclosure, to the Knowledge of the Sellers do not contain and will not contain any untrue statement of a material fact and they do not omit and will not at Closing omit to state any material facts necessary in order to make the statements contained herein and therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

4.1           Organization and Good Standing.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Buyer Material Adverse Effect.

1)	The Buyer does not have any Subsidiaries.

2)
The Buyer has delivered or made available to Sellers a true and correct copy of the Articles of Incorporation and Bylaws of the Buyer, and each such instrument is in full force and effect.  The Buyer is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

3)	Attached as Schedule 4.1(3) of the Disclosure Letter are copies of the Organizational Documents of the Company, as currently in effect.

4.2           Authority; No Conflict.

1)
This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by the Buyer of the Employment Agreements, the Buyers’ Closing Documents will constitute the legal, valid, and binding obligations of each Buyer, enforceable against each Buyer in accordance with their respective terms.  Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

2)
Except as set forth in Schedule 4.2(2) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(a)
contravene, conflict with, or result in a violation of (a) any provision of the Organizational Documents of the Buyer, or (b) any resolution adopted by the board of directors or the stockholders of the Buyer;

(b)
contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to prohibit any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Buyer or any of the assets owned or used by the Buyer, may be subject;

(c)
contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify any Governmental Authorization that is held by the Buyer or that otherwise relates to the business of, or any of the assets owned or used by, the Buyer;

(d)
contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(e)	result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Buyer.

Except as set forth in Schedule 4.2 of the Disclosure Letter, Buyer is not nor will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3           Capitalization and Ownership of the Shares.

1)
The authorized equity securities of the Buyer consist of 600 million Shares of common stock, par value $.0001 per share, of which 160,384,844 Shares are issued and outstanding.  There are currently outstanding options to purchase an additional 4,569,453 Shares of the Buyer’s common stock, which options are described on Schedule 4.3(1) of the Disclosure Letter.  The outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable.  There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Buyer except for (i) existing and future employment and (ii) shares issuable to Cornell Capital Partners, LP, as noted in the Buyer’s Registration Statement on Form SB-2 on file with the Securities and Exchange Commission.  None of the outstanding Shares was issued in violation of the Securities Act or any other Legal Requirement.  The Buyer does not own, and has no Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

2)	The Buyer has and on the Closing Date will have full power and authority to enter into this Agreement and to make the representations, warranties, covenants and agreements made in this Agreement.

           4.4           SEC Filings; Company Financial Statements.  The Buyer has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the “SEC”) since the initial filing date of the registration for the Company's Shares on Form 10-SB under the Securities Exchange Act of 1934. All such required forms, reports and documents (including those that the Buyer may file subsequent to the date hereof) are referred to herein as the “Buyer’s SEC Reports.” As of their respective dates, the Buyer’s SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer’s SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each of the financial statements (including, in each case, any related notes thereto) contained in the Buyer’s SEC Reports (the “Buyer’s Financials”), including any Buyer’s SEC Reports filed after the date hereof until the Closing, as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and (iii) fairly presented the financial position of the Buyer at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.  The balance sheet of the Buyer as of June 30, 2007 is hereinafter referred to as the “Buyer’s Balance Sheet.”  Except as disclosed in the Buyer’s Financials, the Buyer has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Buyer, except liabilities (i) provided for in the Buyer’s Balance Sheet, or (ii) incurred since the date of the Buyer’s Balance Sheet in the Ordinary Course of Business consistent with past practices and which would not reasonably be expected to have a Material Adverse Effect.

The Buyer has heretofore made available to Sellers complete and correct copies of any amendments or modifications to the Buyer’s SEC Reports, if any, which have not yet been filed with the SEC but which will be required to be filed, to agreements, documents or other instruments which previously had been filed by the Buyer with the SEC pursuant to the Securities Act or the Exchange Act.

The Buyer has on file with the Securities and Exchange Commission a Registration Statement filed on Form SB-2 which has become effective.

4.5           Books and Records.  The books of account, minute books, stock record books and other records of the Buyer, all of which have or will been made available to the Sellers, are complete and correct.

4.6           Taxes.  The Buyer (i) has accurately and timely prepared and filed all foreign, federal, state and local Tax Returns required by any jurisdiction to which it is subject, (ii) has paid all Taxes shown or determined to be due on such Tax Returns, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of the Buyer and (iii) has set aside on its books provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except, in the case of clauses (i) and (ii) above, where the failure to so pay or file any such tax, assessment, charge or return would not result in a Material Adverse Effect.   There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

4.7           No Material Adverse Change.  Since the date of the Buyer’s Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Buyer, and no event has occurred or circumstance exists that may result in such a material adverse change.

4.8           Employee Benefits.  The Buyer has no employee benefit plans.

4.9           Compliance With Legal Requirements; Governmental Authorizations.

1)
Schedule 4.9 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Buyer or that otherwise relates to the business of, or to any of the assets owned or used by, the Buyer. Each Governmental Authorization listed or required to be listed in Schedule 4.9 of the Disclosure Letter is valid and in full force and effect.  Except as set forth in Schedule 4.9 of the Disclosure Letter.

2)
The Buyer is, and at all times since the Balance Sheet Date has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 4.9 of the Disclosure Letter, except where noncompliance is not likely to result in a Buyers Material Adverse Effect.

3)
No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Buyer of, or a failure on the part of the Buyer to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

4)
The Buyer has not received, at any time since the Buyer’s Balance Sheet Date, any written notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.  To the Knowledge of Buyer there are no circumstances that are likely to give rise to any such notice.

5)
All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 4.9 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where noncompliance is not likely to result in a Buyers Material Adverse Effect.

The Governmental Authorizations listed in Schedule 4.9 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Buyer to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Buyer to own and use its assets in the manner in which it currently owns and uses such assets.

4.10           Title to Properties; Encumbrances.  The Buyer owns all the properties and assets (whether tangible or intangible) that it purports to own located in the Facilities owned or operated by the Buyer or reflected as owned by it in the books and records of the Buyer, including all of the properties and assets reflected in the Interim Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business).

4.11           Condition and Sufficiency of Assets.  Except as set forth on Schedule 4.11 of the Disclosure Letter, the buildings, plants, structures, and equipment of the Buyer are in commercially reasonable operating condition and repair (normal wear and tear excepted), and are adequate for the uses to which they are being put.

4.12           Legal Proceedings; Orders.  Except as set forth in Schedule 4.12, there is no Proceeding, pending, or to the Knowledge of the Buyer, threatened against or relating to the Buyer or its assets before any court, Governmental Authority, mediator or arbitrator, nor, to the Knowledge of the Buyer, are there any facts or circumstances creating a factual basis for the institution of any such Proceeding.  All the Proceedings described on Schedule 4.12 of the Disclosure Letter are being diligently prosecuted and, except as set forth in Schedule 4.12, are adequately covered by insurance or adequate reserves have been set aside therefore on the Financial Statements.

4.13           Absence of Certain Changes and Events.  Except as set forth in Schedule 4.13 of the Disclosure Letter, since the date of the Buyer’s Balance Sheet, the Buyer has conducted its businesses only in the Ordinary Course of Business and there has not been any:

1)
Change in the authorized or issued capital stock of the Buyer; grant of any stock option or right to purchase shares of capital stock of the Buyer; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Buyer of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

2)	Amendment to the Organizational Documents of the Buyer;

3)
Payment or increase by the Buyer of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

4)
Adoption of, or increase in the payments to or benefits under, any profit sharing bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Buyer;

5)	Cancellation or waiver of any claims or rights with a value to the Buyer in excess of $10,000;

6)	Entry into, termination of, or receipt of written notice of termination of any Contract or transaction involving a total remaining commitment by or to the Buyer of at least $10,000;

7)	Material change in the accounting methods used by the Buyer;

8)
Sale (other than sales of inventory, products and services in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Buyer or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Buyer, including the sale, lease or other disposition of any of the Intellectual Property;

9)	Agreement, whether oral or written, by the Buyer to do any of the foregoing.

4.14           Contracts; No Defaults.

1)	Except as set forth in Schedule 4.14 of the Disclosure Letter, each Contract to which the Buyer is a party is in full force and effect and is valid and enforceable in accordance with its terms.

2)	Except as set forth in Schedule 4.14 of the Disclosure Letter:

(a)
to the Knowledge of the Buyer, the Buyer is, and at all times since the Balance Sheet Date has been, in compliance with all applicable terms and requirements of each Contract under which the Buyer has or had any obligation or liability or by which the Buyer or any of the assets owned or used by the Buyer is or was bound, except where the failure to be in compliance is not likely to result in a Buyer Material Adverse Effect;

(b)
to the Knowledge of the Buyer, the Buyer has not given to or received from any other Person, at any time since the Balance Sheet Date, any written notice regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

4.15           Insurance.  The Buyer has in full force and effect, with responsible insurance companies, policies of insurance with respect to its employees, assets and business insuring the Buyer against such casualties and contingencies and of such types and amounts as are reasonably adequate, as of the Closing Date, for the size and scope of the business conducted and properties held by the Buyer, and the Buyer maintains such other insurance as may be required by law and by all contracts to which it is a party.  Schedule 4.15 of the Disclosure Letter sets forth a description of all policies of insurance that the Buyer has and maintains in full force and effect, the annual premiums therefor, the limits of liability, whether such policies are on an occurrence or “claims made” basis and all performance bonds and letters of credit securing such obligations.  If the Buyer has any self-insurance arrangement by or affecting the Buyer, such arrangement is also described on Schedule 4.15, including any reserves established thereunder.  All premiums due on such policies have been paid and, to the Knowledge of the Buyer, the aggregate amount of all claims under such policies do not exceed policy limits.  The Buyer has not received any notification from any insurance carrier denying or disputing any claim made by or on behalf of the Buyer, denying or disputing any coverage for any claim, denying or disputing the amount of any claim, or regarding the possible cancellation of any policies.  Except as set forth in Section 4.15, the Buyer has not received (i) notice that any of such policies will not be renewed by the respective insurance carriers with substantially the same coverage, (ii) any notice of cancellation of any policy, (iii) any other indication that such policies are not longer in full force and effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder, or (vi) any refusal of coverage or any notice that a defense will be afforded with reservation of rights.  The Buyer has given notice to the insurers of all material claims that may be insured thereunder.

4.16           Environmental Matters.  Except as set forth in Schedule 4.16 of the Disclosure Letter:

1)
To Buyer’s Knowledge, the Buyer is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law, except where the violation of or liability under any Environmental Law or the failure to be in compliance with any Environmental Law is not likely to result in a Buyer Material Adverse Effect.  To Buyer’s Knowledge, the Buyer has no basis to expect, nor has it received, any actual or Threatened Order or written notice from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Buyer has had an interest, or with respect to any property or Facility at or to which Hazardous Substances were generated, manufactured, refined, transferred, imported, used, or processed by Buyer, or any other Person for whose conduct it are or may be held responsible, or from which Hazardous Substances have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

2)
There are no pending or, to Buyer’s Knowledge, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Buyer has or had an interest.

3)
The Buyer has no Knowledge of any basis to expect, nor has Buyer received, any written citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Substances, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Buyer had an interest, or with respect to any property or facility to which Hazardous Substances generated, manufactured, refined, transferred, imported, used, or processed by Buyer, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

4)
There are no Hazardous Substances present on or in the Environment at the Facilities including any Hazardous Substances contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or incorporated into any structure therein or thereon.  The Buyer has not permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Buyer has or had an interest except in material compliance with applicable Environmental Laws.

5)
There has been no Release or, to Sellers’ Knowledge Threat of Release, of any Hazardous Substances at or from the Facilities or at any other locations where any Hazardous Substances were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

6)
Attached to Schedule 4.16 of the Disclosure Letter are complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Buyer pertaining to Hazardous Substances or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Buyer, with Environmental Laws.

4.17           Intellectual Property.  Schedule 4.17 of the Disclosure Letter sets forth a complete and accurate list of (a) all Intellectual Property, which the Buyer owns or uses (whether or not under license from third parties) together with identification of all parties thereto under which the Buyer either obtains or grants the right to use any of said Intellectual Property; (b) all agreements and identification of all parties thereto under which the Buyer either obtains or grants the right to use any of said Intellectual Property; and (c) all validity, infringement or other opinions of counsel which relate to the validity, infringement and/or enforceability of any patent owned or controlled by a party other than the Buyer, which relates to any aspect of the business of the Buyer.  Except as described in Schedule 4.17 of the Disclosure Letter, the Buyer is the sole and exclusive owner of, and has the sole and exclusive right to use, all of said Intellectual property without any obligation, consent or assignment of any kind from any third party. To Buyer’s Knowledge, the Buyer’s rights in the Intellectual Property are not being infringed by others, nor does the conduct by the Buyer, infringe in any way upon the rights of the type enumerated herein owned by others, and the Buyer has not received any written claims or notices alleging such infringement.

4.18           Brokers or Finders.  Buyer has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.19           Board Approval.  The Board of Directors of the Buyer has, as of the date of this Agreement, considered that the acquisition is fair to, advisable and in the best interest of the Buyer and its shareholders.

4.20           Employees.  The Buyer has provided the Company with access to all personnel records of the Buyer.

4.21           Investment Intent.

1)
Buyer is acquiring the Company’s Shares for its own account with the present intention of holding such securities for purposes of investment, and has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.  Buyer understands that the Company’s Shares are “restricted securities” as defined in Rule 144 under the Securities Act, and have not been registered pursuant to the provisions of the Securities Act, inasmuch as the proposed purchase of the Shares is taking place in a transaction not to involving any public offering.

2)	Buyer is knowledgeable, experienced and sophisticated in financial and business matters and is able to evaluate the risks and benefits of the investment in the Company’s Shares.

3)
Buyer is able to bear the economic risk of the investment in the Company’s Shares for an indefinite period of time because the Company’s Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4)
Buyer has been furnished or otherwise had full access to such other information concerning the Company as requested and that was necessary to enable them to evaluate the merits and risks of an investment in the Company, and after a review of this information, has had an opportunity to ask questions and receive answers concerning the financial condition and business of the Company and the terms and conditions of the securities purchased hereunder, and has had access to and has obtained such additional information concerning the Company and the securities as they deemed necessary.

4.22           Disclosure.  This Agreement, the Disclosure Letter, and the other documents, certificates, schedules, and statements attached thereto when read together as a single disclosure, to the Knowledge of the Buyer do not contain and will not contain any untrue statement of a material fact and they do not omit and will not at Closing omit to state any material facts necessary in order to make the statements contained herein and therein not misleading.

ARTICLE V
COVENANTS OF SELLERS PRIOR TO CLOSING DATE

5.1           Access and Investigation.  Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives full and free access to the personnel, properties (including subsurface testing), contracts, books and records, and other documents and data of the Company, (b) furnish Buyer and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request provided, however, all such information shall be subject to the Confidentiality Agreement. Once the transaction closes, the confidentiality agreement shall be null and void.

5.2           Operation of the Businesses of the Company.  Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

1)	Conduct the business of the Company only in the Ordinary Course of Business.

2)
Use their commercially reasonable efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company.

3)	Otherwise report periodically to Buyer upon Buyer’s reasonable request concerning the status of the business, operations, and finances of the Company.

5.3           Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

5.4           Payment of Indebtedness by Related Persons.  Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to, or from, the Company by any Seller or any Related Person of any Seller, to be paid in full prior to, or at the Closing, either in cash or by exchanging shares of common stock of the Buyer that the Sellers will receive per Appendix A, at a mutually agreed upon price by both the Buyer and the Seller.

5.5           No Negotiation.  Until such time, if any, as this Agreement is terminated pursuant to Article 9, Sellers will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

5.6           Commercially Reasonable Efforts.  Between the date of this Agreement and the Closing Date, Sellers will use their commercially reasonable efforts to cause the conditions in Articles 7 and 8 to be satisfied.

5.7           The Disclosure Letter.  Concurrently with the execution of this Agreement or shortly thereafter, Sellers shall deliver to Buyer a draft of the Disclosure Letter and all schedules and exhibits to be attached thereto.  The Disclosure Letter shall:   (a) be executed by Sellers and dated the date of this Agreement; (b) contain accurate, true, correct and complete information and data; (c) be deemed to modify the representations, warranties and obligations of Sellers made pursuant to Article 3 of this Agreement, or qualifications or exceptions thereto, as appropriate, and as expressly contemplated herein and therein; (d) be accompanied by a copy of each document referenced therein, except where otherwise indicated; and (e) be updated, amended and supplemented, as appropriate through the Supplemental Disclosure Letter (as hereinafter defined) through the Closing, so that the Disclosure Letter shall, as of the Closing, contain accurate, true and correct information and data, and shall be re-executed by Sellers and dated the date of the Closing.  Terms used and defined in this Agreement shall have the same definition when used in the Disclosure Letter and the schedules and exhibits attached thereto.

5.8           The Supplemental Disclosure Letter.  Sellers shall update the Disclosure Letter and all schedules and exhibits thereto to include all information relevant to the disclosures therein which relates to events which have occurred between the date hereof and the date five (5) business days prior to the Closing Date.  Sellers shall deliver a draft of such updated information to Buyer ten (10) days prior to the Closing Date, and shall deliver the final updated information to Buyer on the Closing Date.  The Supplemental Disclosure Letter shall contain accurate, true, correct and complete information and data.

ARTICLE VI
COVENANTS OF BUYER PRIOR TO CLOSING DATE

6.1           Access and Investigation.  Between the date of this Agreement and the Closing Date, Buyer will, and will cause its Representatives to, (a) afford Sellers and its Representatives full and free access to the personnel, properties (including subsurface testing), contracts, books and records, and other documents and data of the Buyer, (b) furnish Sellers and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Sellers may reasonably request, and (c) furnish Seller and its Representatives with such additional financial, operating, and other data and information as Sellers may reasonably request provided, however, all such information shall be subject to the Confidentiality Agreement.

6.2           Operation of the Businesses of the Buyer.  Between the date of this Agreement and the Closing Date, Buyer will:

1)	Conduct the business of the Buyer only in the Ordinary Course of Business;

2)
Use its commercially reasonable efforts to preserve intact the current business organization of the Buyer, keep available the services of the current officers, employees, and agents of the Buyer, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Buyer; and

3)	Otherwise report periodically to Sellers concerning the status of the business, operations, and finances of the Buyer.

6.3           Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Buyer will not, without the prior consent of Sellers, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.13 is likely to occur.

6.4           Commercially Reasonable Efforts.  Between the date of this Agreement and the Closing Date, Buyer will use its commercially reasonable efforts to cause the conditions in Articles 7 and 8 to be satisfied.

6.5           The Disclosure Letter.  Concurrently with the execution of this Agreement or shortly thereafter, Sellers shall deliver to Buyer a draft of the Disclosure Letter and all schedules and exhibits to be attached thereto.  The Disclosure Letter shall:   (a) be executed by Sellers and dated the date of this Agreement; (b) contain accurate, true, correct and complete information and data; (c) be deemed to modify the representations, warranties and obligations of Buyer made pursuant to Article 4 of this Agreement, or qualifications or exceptions thereto, as appropriate, and as expressly contemplated herein and therein; (d) be accompanied by a copy of each document referenced therein, except where otherwise indicated; and (e) be updated, amended and supplemented, as appropriate through the Supplemental Disclosure Letter through the Closing, so that the Disclosure Letter shall, as of the Closing, contain accurate, true and correct information and data, and shall be re-executed by Buyer and dated the date of the Closing.  Terms used and defined in this Agreement shall have the same definition when used in the Disclosure Letter and the schedules and exhibits attached thereto.

6.6           The Supplemental Disclosure Letter.  Sellers shall update the Disclosure Letter and all schedules and exhibits thereto to include all information relevant to the disclosures therein which relates to events which have occurred between the date hereof and the date five (5) business days prior to the Closing Date.  Sellers shall deliver a draft of such updated information to Buyer ten (10) days prior to the Closing Date, and shall deliver the final updated information to Buyer on the Closing Date.  The Supplemental Disclosure Letter shall contain accurate, true, correct and complete information and data.

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to issue the Buyer’s Shares in exchange for the Company’s Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1           Accuracy of Representations.  The representations and warranties of Sellers contained in this Agreement, as updated through the Supplemental Disclosure Letter, shall be true in every material respect on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date, and Buyer shall have received at the Closing a certificate, dated the Closing Date and executed by the Sellers, containing a representation to that effect.

7.2           Sellers’ Performance.

1)
Each and every covenant and obligation that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

2)	Each document required to be delivered by Sellers pursuant to Section 2.3 must have been delivered.

7.3           Consents.  Each of the Consents identified in Schedules 3.2 and 4.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

7.4           Additional Documents.  Each of the following documents must have been delivered to Buyer:

1)	An opinion of Tucker Arensberg, P.C., dated the Closing Date, in the form of Exhibit 7.4(1).

2)
Such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(1), (ii) evidencing the accuracy of any of Sellers’ representations and warranties, (iii) evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by Sellers, (iv) evidencing the satisfaction of any condition referred to in this Article 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5           No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6           No Claim Regarding Stock Ownership or Sale Proceeds.  There must not have been made or Threatened by any Person who is not a Seller any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Buyer Shares being issued in exchange for the Company’s Shares.

7.7           No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under any applicable Legal Requirement or Order.

7.8           Due Diligence.  Buyer shall have completed Buyers’ Due Diligence Examination and the Buyer shall be satisfied with the results thereof.

ARTICLE VII
CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to transfer the Company’s Shares in exchange for the Buyer’s Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

8.1           Accuracy of Representations. The representations and warranties of Buyer contained in this Agreement shall be true in every material respect on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date and Sellers shall have received on the Closing Date a certificate, dated the Closing Date and executed by the President of Buyer, containing a representation and warranty to that effect.

8.2           Buyer’s Performance.

1)
Each and every covenant and obligation that Buyer is required to perform or to comply with pursuant to this Agreement, at or prior to the Closing, must have been performed and complied with in all material respects.

2)	Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.3.

8.3           Consents.  Each of the Consents identified in Sections 3.2 and 4.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

8.4           Additional Documents.  Buyer must have caused the following documents to be delivered to Sellers:

1)	An opinion of Williams Schifino Mangione & Steady PA, dated the Closing Date, in the form of Exhibit 8.4(1); and

2)
Such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(1), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this Article 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5           No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.6           Due Diligence.  Sellers shall have completed Sellers’ Due Diligence Examination and the Sellers shall be satisfied with the results thereof in the discretion of each Seller.

ARTICLE VIII
TERMINATION

9.1           Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

1)	By either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

2)
(i) By Buyer if any of the conditions in Article 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Article 8 has not been satisfied as of the Closing Date and Sellers have not waived such condition on or before the Closing Date;

3)	by mutual consent of Buyer and Sellers;

4)
By either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 31, 2007, or such later date as the parties may agree upon.

5)	By Buyer pursuant to Section 10.1;

9.2           Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the rights and obligations in Article 11 will survive if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement.

DUE DILIGENCE PERIODS

10.1           Buyer’s Due Diligence Examination.  The Buyer shall have until the later of sixty (60) days from the date of this Agreement or fifteen (15) days from delivery of the PCAOB Audited Financial Statements of Company for the years ended May 31, 2007, 2006, and 2005 (the “Buyer’s Due Diligence Period”) to perform at its own cost and expense, such studies, inspections and investigations of the Company, as the Buyer, in its sole discretion, deems appropriate (the “Buyer’s Due Diligence Examination”).  The Sellers’ shall allow the Buyer access to the Company’s books and records to perform the Buyer’s Due Diligence Investigation at reasonable times and upon reasonable notice from the Buyer; provided, that (1) such access does not unreasonably interfere with the operation of the Company’s business, and (2) the Buyer shall exercise (and cause its Representatives to exercise) due care and ordinary prudence in performing such Buyer’s Due Diligence Examination.  During the Buyer’s Due Diligence Period, the Company shall provide the Buyer with copies of all documents in its possession or subject to its control that are reasonably requested by the Buyer.  The Buyer shall have access to, and the Company shall provide copies of, all books and records of the Company relating of the Company during normal business hours and upon reasonable notice.  The Buyer shall have the right to cancel this Agreement upon written notice to the Sellers at any time during the Buyer’s Due Diligence Period if the Buyer discovers materially adverse information concerning the business, condition (financial or otherwise), results of operations, prospects, properties, assets, liabilities, earnings, net worth, business or prospects of the Company which in Buyer’s sole discretion persuades Buyer not to proceed with the Contemplated Transaction, or any breach of any of the representations and warranties of the Sellers in Article III of this Agreement.  If the Buyer so terminates this Agreement, this Agreement shall be of no further force and effect and all rights and obligations of the parties shall terminate without liability to either party.

10.2           Seller’s Due Diligence Examination.  The Sellers shall have until the earlier of sixty (60) days from the date of this Agreement or fifteen (15) days from the date Seller has delivered the PCAOB Audited Financial Statements of the Company for the year ended May 31, 2007, 2006 and 2005 to the Buyer (the “Sellers’ Due Diligence Period”) to perform, at its own cost and expense, such studies, inspections and investigations of the Buyer, as the Sellers, in their sole discretion, deem appropriate (the “Sellers’ Due Diligence Examination”).  The Buyer shall allow the Sellers access to the Buyer’s books and records to perform the Sellers’ Due Diligence Examination at reasonable times and upon reasonable notice from the Sellers; provided, that (1) such access does not unreasonably interfere with the operation of the Buyer’s business, and (2) the Sellers shall exercise (and cause its Representatives to exercise) due care and ordinary prudence in performing such Sellers’ Due Diligence Examination.  During the Sellers’ Due Diligence Period, the Buyer shall provide the Sellers with copies of all documents in its possession or subject to its control that are reasonably requested by the Sellers.  The Sellers shall have access to, and the Buyer shall provide copies of, all books and records of the Buyer relating of the Buyer during normal business hours and upon reasonable notice.

INDEMNIFICATION; REMEDIES

11.1           Survival; Right to Indemnification.  All representations, warranties, covenants, and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing for up to two (2) years except for those liabilities arising from or in connection with the representations and warranties contained in Sections 3.11 and 4.6 with respect to the taxes and Sections 3.19 and 4.16 with respect to the environmental matters for which such indemnifications shall survive pursuant to its applicable statute of limitations.  The right to indemnification, payment of Damages or other remedies based on any Breach of such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

11.2           General Indemnity.

1)
By Sellers and Business Consultant.  The Sellers and Business Consultant, from the date of this signed agreement, jointly, severally and individually, agree to indemnify, defend and hold harmless the Buyer from and against any and all Damages, claims, deficiencies, assessments, losses, suits, Proceedings, actions, investigations, penalties, interest, costs and expenses including, without limitation, reasonable fees and expenses of counsel, amounts paid in settlement and reasonable costs of investigation (whether suit is instituted or not and, if instituted, whether at the trial or appellate level) (collectively, the “Liabilities”), whether in law or equity, arising from or in connection with (a) the failure of any representation of the Sellers contained in this Agreement or in any document delivered in connection herewith to be true and correct or (b) any breach or violation of any of the warranties, covenants or agreements of the Sellers contained in this Agreement or in any document delivered in connection herewith.  Notwithstanding anything in this Agreement to the contrary (or which could be construed as such), the maximum under this Agreement shall be Ten Million Dollars ($10,000,000) (the “Aggregate Liability Amount”).

2)
By Buyer.  The Buyer agrees to indemnify, defend and hold harmless each of the Sellers from and against any and all Liabilities, whether in law or equity, arising from or in connection with (a) the failure of any representation of the Buyer contained in this Agreement or in any document delivered in connection herewith to be true and correct,  or (b) any breach or violation of any of the warranties, covenants or agreements of the Buyer contained in this Agreement or in any document delivered in connection herewith.  Notwithstanding anything in this Agreement to the contrary (or which could be construed as such), the maximum under this Agreement shall be Twenty Five Million (25,000,000) shares of the company’s restricted common stock. (the “Aggregate Liability Amount”).

11.3           Procedure.  In the event any Person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file or continue any Proceeding, which demand, claim or Proceeding may result in Liabilities to any party pursuant to the indemnification provisions of this Agreement, then, in any such event, within ten (10) days after notice by the indemnified party (the ‘Notice’) to the indemnifying party of such demand, claim or Proceeding (provided, however, that the failure to give such Notice shall not relieve the indemnifying party of its obligations hereunder unless, and only to the extent that, such failure caused the Damages for which the indemnifying party is obligated to be greater than they would otherwise have been had the indemnified party given prompt notice hereunder or otherwise prejudiced the indemnifying party), the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party (which counsel shall be selected by or be reasonably satisfactory to the indemnified party), to defend any such demand, claim or Proceeding.  Thereafter, the indemnified party shall be permitted to participate in such defense at its own expense, provided that, if the named parties to any such Proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party or if the indemnifying party proposes that the same counsel represent both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the indemnified party shall have the right to retain its own counsel at the cost and expense of the indemnifying party.  In the event that the indemnifying party shall fail to respond within ten (10) days after receipt of the Notice, the indemnified party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the indemnifying party.

11.4           Determination of Indemnification Amount.

1)
Notice.  In the event that an Indemnified Party believes that it is entitled to indemnification by an indemnifying party against or in respect of Damages under Section 11.2, notice of a claim for indemnification shall be given by the Indemnified Party as follows:

(a)	Buyer, as the indemnified party, shall assert such claim in the manner and within the applicable period of limitations; and

(b)	Sellers, as the indemnified party, shall assert such claim in the manner and within the applicable period of limitations; and

(c)	any such claims shall be in writing, shall set forth the amount or estimated amount of Damages and the basis for such claim set forth in reasonable detail.

2)
Attempt to Agree.  The indemnified party and the indemnifying party shall proceed, in good faith, and using reasonable efforts, to agree upon the amount of such Damages.  If they are unable to agree on the amount of such Damages within thirty (30) days after giving the notice of such claim, then the provisions of Section 11.4(3) shall become effective.

3)
Arbitration.  Each and every controversy or claim arising out of or relating to indemnification for Damages pursuant to Section 11.2 of this Agreement which the indemnified party and indemnifying party (“Parties”) have not resolved pursuant to Section 11.4(2) shall be submitted to binding arbitration before the American Arbitration Association.  The arbitration proceedings will be conducted in Collier County, Florida, using the commercial arbitration procedures of the American Arbitration Association.  Any arbitration award or determination will be final, non-appealable, and conclusive, and may be submitted to a court of competent jurisdiction for confirmation and entry of a judgment enforcing the arbitration award.

ARTICLE XII
POST CLOSING MATTERS

12.1	Upon Closing, the Board of Directors of the Company shall consist of the following:

David D’Anza
Robert Jonas
Kenneth Synder, Sr.
Todd Bartlett
Walter McGee
D. Sam Neill
Brian Dunn
Jim  Piini
John  Piini
                                        Steve Harnish

12.2	Upon Closing, the Officers of the Company shall consist of the following:

Chief Executive Officer and or President:       David D’Anza

Secretary/Treasurer:                                     Cynthia L. Strunk

12.3	Upon Closing, the Officers of the Buyer shall consist of the following:

President:                                                      Brian Dunn
Vice President of Operations:                         Shawn Williams
Chief Financial Officer:                                  Todd Bartlett
Secretary:                                                      Brian Dunn

ARTICLE IXI
GENERAL PROVISIONS

13.1           Expenses.  Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.  All such expenses shall be paid in full prior to the Closing.

13.2           Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the Company determines.  Prior to the Closing, Buyer and Sellers shall cause the Company to keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.  Sellers and Buyer will consult with each other concerning the means by which the employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Sellers and the Company will make any such communication.

13.3           Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers: D’Anza Family Trust, Hickman Holdings, LP, and David N. D’Anza.
Title: Trustee, General Partner and Individual
Address: 6343 Lost Woods Lane
Hudson, Ohio 44236
Fax Number: (330) 342-8371

with a copy to:                           Bruce F. Rudoy, Esq.
Tucker Arensberg, P.C.
1500 1PPG Place
Pittsburgh, Pennsylvania  15222

Buyer:                                      Brian S. Dunn
President
Serefex Corporation
4328 Corporate Square, Suite C
Naples, Florida  34104
Facsimile:  (239) 262-1642

with a copy to:                           William J. Schifino, Sr., Esq.
Williams Schifino Mangione & Steady, P.A.
One Tampa City Center, Suite 3200
Tampa, Florida  33602
Facsimile:  (813) 221-7335

13.4           Further Assurances.  Buyer and Sellers agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

13.5           Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

13.6           Amendment. This Agreement may be amended only by a writing signed by the parties.

13.7           Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

13.8           Assignments, Successors, and No Third-Party Rights.  Neither party may assign any of its rights or delegate any of its obligations under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld or delayed, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer, and such assignment shall not relieve Buyer of its duties and obligations hereunder.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

13.9           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10                      Section Headings, Construction.  The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

13.11                      Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.12                      Governing Law.  This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles.

13.13                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Signature Page Follows

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:

WITNESS:                                                                   SEREFEX CORPORATION

______________________________                By:   __________________________
Brian S. Dunn, President, Secretary

SELLERS:

WITNESS:                                                                   HICKMAN HOLDINGS, LP

_______________________________         By:       __________________________
David N. D’Anza, General Partner

WITNESS:                                                                  D’ANZA FAMILY TRUST

_______________________________           By:      _________________________
David N. D’Anza, Trustee

WITNESS:                                                                  DAVID N. D’ANZA, AN INDIVIDUAL

_____________________________                By:   ______________________________
                                                                                  David N. D’Anza

BUSINESS CONSULTANT:

WITNESS:                                                                   BILTMORE INVESTMENTS

__________________________                      By:    ______________________________

Walter T. McGee

APPENDIX A

Shareholder	Number of Shares of Hickman Owned	Number of Shares of Serefex to Receive

Hickman Holdings, LP	450,514	143,313,143
David N. D’Anza, an Individual	1000	233,075
D’Anza Family Trust	290,830	67,785,086

Business Brokerage Agreement

DATE: September 7th 2007

THIS BUSINESS BROKERAGE AGREEMENT (“Agreement”) was originally agreed to orally between Walter T. McGee President of BILTMORE INVESTMENTS, Ltd. (BILTMORE) and DAVID N. D’ANZA, President of W.P. HICKMAN SYSTEMS, Inc. (HICKMAN SYSTEMS); DAVID N. D’ANZA Trustee for D’ANZA FAMILY TRUST (D’ANZATRUST); and DAVID N. D’ANZA General Partner for HICKMAN HOLDINGS, Limited Partnership (HOLDINGS); hereinafter referred to individually as named above or collectively as (THE PARTIES); and

WHEREAS,BILTMORE is a licensed business brokerage corporation and Walter T. McGee is a licensed Real Estate and Business Broker; and

WHEREAS, David N. D’Anza is the controlling principal in the following named entities, HICKMAN SYSTEMS, D’ANZA TRUST and HOLDINGS; and

WHEREAS, THE PARTIES now desire to set their agreement into writing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements, and intending to be legally bound hereby, THE PARTIES agree as follows:

1.
In the event of a complete or partial sale of any of the above mentioned business entities, their assets, shares of stock, whether sold or merged, at any time to a purchaser introduced by BILTMORE , a finder’s fee will be paid in the amount of five percent (5%) in cash or shares of stock, upon the closing.

2.	Said fee will be proportioned between said entities based on the value paid in cash or imputed, or upon the relative value of any shares of stock traded or upon the number of shares exchanged.

3.
Each of THE PARTIES acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this AGREEMENT are not performed in accordance with their specific terms or otherwise breached. Accordingly, each of THE PARTIES agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this agreement and to enforce specifically this AGREEMENT and the terms and provisions hereof in any action instituted in any Court of the United States or any State having jurisdiction over THE PARTIES and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

IN WITNESS WHEREOF, each of THE PARTIES has executed, or has caused this agreement to be executed by its duly authorized Officer, general Partner or Trustee, as of the date first written above.

SIGNATURE PAGE

Business Brokerage Agreement

W.P. Hickman Systems                                                           Biltmore Investments, Ltd.

By:____________________________________        BY:_____________________________________

     David N. D’Anza, President                                            Walter T. McGee, President

Hickman Holdings, L.P.

BY:___________________________________

     President of Chressian, LLC, its General Partner

D’Anza Family Trust

BY:______________________________________

     David N. D’Anza, Trustee